Clearant, Inc. Completes $12 Million Private Placement

LOS ANGELES—November 10, 2005—Clearant, Inc. (OTCBB: CLRI), the developer of the patent-protected CLEARANT PROCESS® for pathogen inactivation, today announced that it has completed the private placement of common stock and warrants to a group of new and existing institutional and accredited investors at a per unit price of $3.18 for gross proceeds of approximately $12.0 million. The Company issued 3,774,465 shares of its common stock and five year warrants to purchase 1,698,509 additional shares of common stock at an exercise price of $4.96 per share. Clearant has agreed to file a registration statement covering the resale of the shares and the shares issuable upon exercise of the warrants. The proceeds will be used to fund operations, working capital and general corporate purposes.

Piper Jaffray & Co. acted as exclusive placement agent with respect to the transaction. Execution of the definitive agreements with respect to the private placement was announced previously on November 8, 2005.

Alain Delongchamp, CEO of the Company, commented, “Over the last several months we have seen increased commercialization and adoption of our technology, and we believe that these funds will allow the Company to work toward the further achievement of significant milestones.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants have not been registered under the Securities Act of 1933, as amended or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

About Clearant, Inc.

Clearant, Inc., a biotechnology company headquartered in Los Angeles, California, is a leader in pathogen inactivation for biological products. Clearant, Inc. has developed the patent protected CLEARANT PROCESS®, designed to substantially reduce all types of pathogens in biological products while maintaining a high degree of the underlying protein. Various sterilization methods on the market today only kill specific types of pathogens, such as bacteria or lipid-enveloped viruses, for specific products. The CLEARANT PROCESS® can substantially reduce all types of pathogens for products across many market segments including plasma proteins, tissue implants, recombinant products and blood products, and can be applied at various stages of product processing/manufacturing, including in the final container.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the biotechnology industry, and additional risks discussed in the company’s filings with the SEC available on its website at http://www.sec.gov.

For more information about Clearant, Inc., please see www.clearant.com.

Contact:

CEOcast for Clearant, Inc.

Ed Lewis, 212-732-4300